Exhibit 10.1

Approval Notice of Credit Line

I. Regarding the related transactions between your company and the Bank, the transaction conditions approved by the Bank are as follows:

Amount Unit: one thousand NTD

Transaction Type	Credit Line	Interest Rate	Usage/Note
1. General credit extension comprehensive credit line	300,000
(1) Short term loan - Import 0/A	(300,000)	Negotiable on a case-by-case basis

1. Revolving loans

2. 120-day repayment period

3. The current reference rate for 120-day period is 1.95%

4. A copy of the Invoice must be obtained before the loan can be issued; credited in full amount; the remittance restricted only to the suppliers (must not be enterprises/individuals)

(2) Short term loan	(100,000)	Negotiable on a case-by-case basis	1. Revolving loans 2. 90-day repayment period 3. The current reference rate for 90-day period is 2%
Total	300,000		1. Maturity Date: 5/31/2019

Additional (special) conditions:

1. For case 1, the loan can only be issued once the received remittance (must not be enterprises/individuals) reaches NTD 50,000,000. And starting from the 1st day of the month following the loan being issued for the first time, remittances received during each quarter shall reach USD 10,000,000, so that the loan being issued can exceed NTD 200,000,000 for case 1.

2. For case 1, starting from the 1st day of the month following the loan being issued, the amount of average deposit during each quarter shall take a proportion of 30% in the average credit amount, if not, 30% of the credit balance shall be collected through the cash deposited in the account or pledge of a a banking deposit.

3. For case 1, an accountant's statement shall be obtained before the loan can be issued, stating that the accountant's check report for the 2017 financial statements shall be issued before July 31, 2018. And your company shall be required to provide the 2017 financial statements and the latest interim report of 2018 to the Bank before July 31, 2018.

4. Before the loan can be issued, a letter of responsibility issued by Prime World International Holdings Ltd. shall be required.

5. At the end of each quarter (March, May, August, and November), the Applied Optoelectronics, Inc.'s shareholding in Prime World International Holdings Ltd. shall be checked, which must not be less than 100%.

II. Under the above-mentioned conditions, if there are difficulties obtaining the funds due to market factors, or these conditions cannot properly reflect the costs of the Bank's acquisition for the related funds, the Bank reserves the rights to make the adjustments in a timely manner to the amounts of the loan, usage, and the re-determination of the loan interest rates.

III. We kindly request your company/your good self to check with the relevant documents for signing and other matters.

Customer Confirmation with Signature
The company/I have fully understood the above content and agreed that it is a part of the agreement signed with the Bank.

Kind Regards

Prime World International Holdings Ltd.

Taiwan Branch

Date: June 12, 2018

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